                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                 Amendment No. 2

                                   FORM U-3A-2

   Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the
          Provisions of the Public Utility Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                        Constellation Energy Group, Inc.

hereby files with the Securities and Exchange Commission, pursuant to Rule 2 this second amended and restated statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935. This second amended and restated Form U-3A-2 amends and supercedes Amendment No. 1 to Form U-3A-2 filed March 1, 2001. Constellation Energy Group, Inc. submits the following information:

          1. Name, state of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator
(EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

-------------------------------------------------------------------------------------------------------------
Name                                  State of Organization               Location and Nature of Business
-------------------------------------------------------------------------------------------------------------
Constellation Energy Group, Inc.      MD                                  Baltimore, MD - holding company
-------------------------------------------------------------------------------------------------------------

                Subsidiaries of Constellation Energy Group, Inc.
                ------------------------------------------------

-------------------------------------------------------------------------------------------------------------
Baltimore Gas and Electric Company    MD                                  Baltimore, MD - public utility
-------------------------------------------------------------------------------------------------------------
Constellation Enterprises, Inc.       MD                                  Baltimore, MD - holding company
-------------------------------------------------------------------------------------------------------------
Constellation Nuclear, LLC            MD                                  Baltimore, MD - holding company
-------------------------------------------------------------------------------------------------------------

               Subsidiaries of Baltimore Gas and Electric Company
               --------------------------------------------------

-------------------------------------------------------------------------------------------------------------
District Chilled Water General        MD                                  Baltimore, MD - district chilled
Partnership                                                               water systems
-------------------------------------------------------------------------------------------------------------
BGE Capital Trust I                   DE                                  Baltimore, MD - business trust
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
Silicon Power Corporation             PA                                  Malvern, PA - manufacturer
-------------------------------------------------------------------------------------------------------------

                   Subsidiaries of Constellation Nuclear, LLC
                   ------------------------------------------

-------------------------------------------------------------------------------------------------------------
Constellation Nuclear Services, Inc.  MD                                  Baltimore, MD - Nuclear
                                                                          consulting services
-------------------------------------------------------------------------------------------------------------

                 Subsidiaries of Constellation Enterprises, Inc.
                 -----------------------------------------------

-------------------------------------------------------------------------------------------------------------
Constellation Energy Source, Inc.     DE                                  Baltimore, MD - energy services
(CES)
-------------------------------------------------------------------------------------------------------------

BGE Home Products & Services, Inc.    MD                                  Baltimore, MD - energy services
(HPS)
-------------------------------------------------------------------------------------------------------------
Constellation Holdings, Inc.          MD                                  Baltimore, MD - holding company
-------------------------------------------------------------------------------------------------------------

               Subsidiaries of BGE Home Products & Services, Inc.
               --------------------------------------------------

-------------------------------------------------------------------------------------------------------------
BGE Commercial Building Systems,      MD                                  Baltimore, MD - energy services Inc.
-------------------------------------------------------------------------------------------------------------
HPS Receivables, Inc.                 MD                                  Baltimore, MD - special purpose
                                                                          financing sub
-------------------------------------------------------------------------------------------------------------

                  Subsidiaries of Constellation Holdings, Inc.
                  --------------------------------------------

-------------------------------------------------------------------------------------------------------------
Constellation Power, Inc. (CPI)       MD                                  Baltimore, MD - generation and
                                                                          other energy related investments
-------------------------------------------------------------------------------------------------------------
Constellation Investments, Inc.       MD                                  Baltimore, MD - financial
(CII)                                                                     investments
-------------------------------------------------------------------------------------------------------------
Constellation Real Estate Group,      MD                                  Baltimore, MD - real estate
Inc. (CREG)
-------------------------------------------------------------------------------------------------------------
Constellation Power Source            MD                                  Baltimore, MD - merchant energy
Holdings, Inc.                                                            business holding company
-------------------------------------------------------------------------------------------------------------

           Subsidiaries of Constellation Power Source Holdings, Inc.
           ---------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
Constellation Power Source, Inc.      DE                                  Baltimore, MD - power marketing
                                                                          and trading
-------------------------------------------------------------------------------------------------------------

                    Subsidiaries of Constellation Power, Inc.
                    -----------------------------------------

-----------------------------------------------------------------------------------------------------------------
Mammoth-Pacific Limited Partnership                     CA         Mammoth Lakes, CA - Partnership that owns a
                                                                   QF facility
-----------------------------------------------------------------------------------------------------------------
Mammoth Power Associates, L.P.                          CA         Mammoth Lakes, CA - power development and
                                                                   geothermal leases
-----------------------------------------------------------------------------------------------------------------
CE SEGS IX, Inc.                                        MD         Montgomery County, MD - ownership interest
                                                                   in a partnership that owns a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CD Mammoth Lakes I, Inc.                                MD         Mammoth Lakes, CA - Ownership interest in a
                                                                   partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------------
CD Mammoth Lakes II, Inc.                               MD         Mammoth Lakes, CA - Ownership interest in a
                                                                   partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
CD Ormesageo 1H-A, Inc.                                 MD         VA and WV - Member of an LLC that has an
                                                                   interest in a partnership that owns coal
                                                                   processing facilities
-----------------------------------------------------------------------------------------------------------------
CD Ormesageo 1H-B, Inc.                                 MD         VA and WV - Member of an LLC that has an
                                                                   interest in a partnership that owns coal
                                                                   processing facilities
-----------------------------------------------------------------------------------------------------------------
CD Ormesageo 1H-C, Inc.                                 MD         VA and WV - Member of an LLC that has an
                                                                   interest in a partnership that owns coal
                                                                   processing facilities
-----------------------------------------------------------------------------------------------------------------
Panther Creek Holdings, Inc.                            DE         Carbon County, PA - ownership interest in
                                                                   Corporation that owns an interest in a
                                                                   Partnership that owns interest in a
                                                                   Partnership that is the lessee in a sale/
                                                                   leaseback
-----------------------------------------------------------------------------------------------------------------
Panther Creek Energy, Inc.                              DE         Inactive
-----------------------------------------------------------------------------------------------------------------
Panther Creek Partners                                  DE         Carbon County, PA - Partnership that owns
                                                                   interest in a QF facility as lessee in a
                                                                   sale/leaseback
-----------------------------------------------------------------------------------------------------------------
CD Panther I, Inc.                                      MD         Carbon County, PA - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that is the lessee in a
                                                                   sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
CD Panther II, Inc.                                     MD         Carbon County, PA - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that is the lessee in a
                                                                   sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
Soda Lake Resources Limited Partnership                 NV         Fallon, NV - Partnership that owns
                                                                   geothermal resources
-----------------------------------------------------------------------------------------------------------------
CD Soda SLR, Inc.                                       MD         Fallon, NV - Ownership interest in a
                                                                   partnership that owns a geothermal resources
-----------------------------------------------------------------------------------------------------------------
AMOR IV Corporation                                     DE         Fallon, NV - Provides geothermal resources
                                                                   to lessee in a sale/leaseback
-----------------------------------------------------------------------------------------------------------------
AMOR IX Corporation                                     DE         Fallon, NV - Lessee in a sale/leaseback of a
                                                                   QF facility
-----------------------------------------------------------------------------------------------------------------
ACE Operating Partners                                  CA         Trona, CA - Partnership that owns a QF
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
Inter-Power/AhlCon Partners Limited Partnership         DE         Colver, PA - Partnership that is the lessee
                                                                   in the sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
CE Colver II, Inc.                                      MD         Colver, PA - Ownership interest in
                                                                   partnership that has an ownership interest in
                                                                   a partnership that is the lessee in the
                                                                   sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
CE Colver III, Inc.                                     MD         Colver, PA - Ownership interest in a
                                                                   partnership that has an ownership interest in
                                                                   a partnership that is the lessee in the
                                                                   sale/leaseback of a QF facility
-----------------------------------------------------------------------------------------------------------------
A/C Fuels Company                                       PA         Carbon County, PA - Partnership that owns
                                                                   waste coal
-----------------------------------------------------------------------------------------------------------------
CE Culm, Inc.                                           MD         Carbon County, PA - Ownership interest in a
                                                                   partnership that owns waste coal
-----------------------------------------------------------------------------------------------------------------
Freehold Cogeneration Associates Limited                DE         Formerly the developer of an electric
Partnership                                                        generating facility
-----------------------------------------------------------------------------------------------------------------
CE Freehold Limited Partnership                         MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Freehold I, Inc.                                     MD         Inactive
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
CE Freehold II, Inc.                                    MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Freehold III, Inc.                                   MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Lake City Geothermal I, L.P.                            CA         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Lake City Limited Partnership I                      MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Long Valley Limited Partnership                      MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Long Valley I, Inc.                                  MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Long Valley II, Inc.                                 MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Mojave Power Partners, L.P.                             MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Puna Geothermal Venture                                 HI         Hilo, HI - Partnership that owns a PURPA
                                                                   geothermal facility
-----------------------------------------------------------------------------------------------------------------
CE Puna I, Inc.                                         MD         Hilo, HI - Partnership that owns a PURPA
                                                                   geothermal facility
-----------------------------------------------------------------------------------------------------------------
CE Puna II, Inc.                                        MD         Hilo, HI - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a PURPA geothermal
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CE Puna III, Inc.                                       MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Searles Valley Power Partners, L.P.                     CA         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Taunton Limited Partnership                          MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Taunton I, Inc.                                      MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Taunton II, Inc.                                     MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CE Technical Services, Inc.                             MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Central Wayne Energy Recovery Limited                   MD         Wayne County, MI - Partnership that owns a QF
Partnership                                                        facility
-----------------------------------------------------------------------------------------------------------------
CE Wayne II, Inc.                                       MD         Wayne County, MI - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------------
Cabazon Wind Partners, LLC                              CA         San Gorgonio Pass, CA - LLC formed to hold an
                                                                   electric generating facility, on which
                                                                   development has been terminated
-----------------------------------------------------------------------------------------------------------------
CP Cabazon I, Inc.                                      MD         San Gorgonio Pass, CA - Member of an LLC that
                                                                   was formed to hold an electric generating
                                                                   facility, on which development has been
                                                                   terminated
-----------------------------------------------------------------------------------------------------------------
CP Cabazon II, Inc.                                     MD         San Gorgonio Pass, CA - Member of an LLC that
                                                                   was formed to hold an electric generating
                                                                   facility, on which  development has been
                                                                   terminated
-----------------------------------------------------------------------------------------------------------------
Gary Coal Processing Limited Partnership                DE         Gary, IN - Partnership that owns a coal
                                                                   processing facility
-----------------------------------------------------------------------------------------------------------------
Gary - PCI Ltd., L.P.                                   DE         Gary, IN - Ownership interest in a
                                                                   partnership that owns a coal processing
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CP - Gary Limited Partnership                           MD         Gary, IN - Ownership interest in partnership
                                                                   that has an ownership in a partnership that
                                                                   owns a coal processing facility
-----------------------------------------------------------------------------------------------------------------
CP - Gary I, Inc.                                       MD         Gary, IN - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a coal processing
                                                                   facility
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
CP - Gary II, Inc.                                      MD         Gary, IN - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a coal processing
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CP - Gary III, Inc.                                     MD         Gary, IN - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a coal processing
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CP - Gary IV, Inc.                                      MD         Gary, IN - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a coal processing
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CP Stillwater-Wellfield, Inc.                           MD         Fallon, NV - Ownership interest in
                                                                   Corporation that owns interest in Partnership
                                                                   that is owner/lessee of a QF facility in a
                                                                   sale/leaseback
-----------------------------------------------------------------------------------------------------------------
Stillwater Geothermal I                                 NV         Fallon, NV - Partnership that is the
                                                                   owner/lessee in a sale/leaseback.
-----------------------------------------------------------------------------------------------------------------
The Peruvian Investment Group I, Inc.                   DE         Inactive
-----------------------------------------------------------------------------------------------------------------
The Peruvian Investment Group II, Inc.                  DE         Inactive
-----------------------------------------------------------------------------------------------------------------
CP High Desert Limited Partnership                      MD         Victorville, CA - Member of an LLC that was
                                                                   formed to hold an electric generating
                                                                   facility currently in development
-----------------------------------------------------------------------------------------------------------------
CP High Desert I, Inc.                                  MD         Victorville, CA - Ownership interest in a
                                                                   partnership that is a member of an LLC that
                                                                   was formed to hold an electric generating
                                                                   facility currently in development
-----------------------------------------------------------------------------------------------------------------
CP High Desert II, Inc.                                 MD         Victorville, CA - Ownership interest in a
                                                                   partnership that is a member of an LLC that
                                                                   was formed to hold an electric generating
                                                                   facility currently in development
-----------------------------------------------------------------------------------------------------------------
Nickel Hill Energy, LLC                                 MD         Dracut, MA - An LLC formed to hold an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------
CP Nickel Hill, LLC                                     DE         Inactive
-----------------------------------------------------------------------------------------------------------------
CP Oleander Limited Partnership                         MD         Brevard County, FL - Ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------
CP Oleander I, Inc.                                     MD         Brevard County, FL - Ownership interest in a
                                                                   partnership that has an ownership interest in
                                                                   a partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
CP Oleander II, Inc.                                    MD         Brevard County, FL - Ownership interest in a
                                                                   partnership that has an ownership interest in
                                                                   a partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------
CP Florida Investors, Inc.                              MD         Brevard County, FL - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------
Sunnyside Generation, LLC                               DE         Sunnyside, Utah - Entity administers stock
                                                                   purchase agreement for partner of partnership
                                                                   that owns an interest in a partnership
                                                                   that owns a QF facility
-----------------------------------------------------------------------------------------------------------------
CP Sunnyside I, Inc.                                    MD         Sunnyside, Utah - Owns companies that own
                                                                   interests in a partnership that owns an
                                                                   interest in a partnership that owns a QF
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
Sunnyside II, Inc.                                      DE         Sunnyside, Utah - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------------
Sunnyside III, Inc.                                     DE         Sunnyside, Utah - Ownership interest in a
                                                                   partnership that owns an interest in a
                                                                   partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------------
Sunnyside Cogeneration Associates                       UT         Sunnyside, Utah - Owns a QF facility
-----------------------------------------------------------------------------------------------------------------
Pace Carbon Synfuels Investors, L.P.                    DE         VA and W.VA - Partnership that owns coal
                                                                   processing facilities
-----------------------------------------------------------------------------------------------------------------
CP Synfuels Investor, LLC                               MD         VA and W. VA - An LLC that has an interest in
                                                                   a partnership that owns coal processing
                                                                   facilities
-----------------------------------------------------------------------------------------------------------------
CP Synfuels, Inc.                                       MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CP Synfuels Investor, Inc.                              MD         VA and W. VA - Ownership of companies that
                                                                   are members of an LLC that has an interest in
                                                                   a partnership that owns coal processing
                                                                   facilities
-----------------------------------------------------------------------------------------------------------------
CP Synfuels Member, Inc.                                MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Rio Nogales I, Inc.                                     DE         Seguin, Texas - Ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------
Rio Nogales II, Inc.                                    DE         Seguin, Texas - Ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------
Luz Solar Partners Ltd., V                              CA         Kramer Junction, California - Owner of
                                                                   electric facility
-----------------------------------------------------------------------------------------------------------------
Gateway Power Project, L.P.                             DE         Gilmer, Texas - Partnership formed to hold an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------
Gateway Power I, Inc.                                   DE         Gilmer, Texas - Ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Gateway II, Inc.                                        DE         Gilmer, Texas - Ownership interest in a
                                                                   partnership that was formed to hold an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------
Constellation Power Development, Inc.                   MD         Baltimore, MD - developer of wholesale power
                                                                   projects
-----------------------------------------------------------------------------------------------------------------
Constellation Power International Development,    Cayman Islands   Baltimore, MD - developer of international
Inc.                                                               power projects
-----------------------------------------------------------------------------------------------------------------
Constellation Power International Investments,    Cayman Islands   Baltimore, MD - a holding company of
Ltd.                                                               international power projects
-----------------------------------------------------------------------------------------------------------------
Constellation Water Systems, Inc.                       DE         Inactive
-----------------------------------------------------------------------------------------------------------------
West Chicago Energy, LLC                                MD         Chicago, IL suburb - Formed to own an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------
Endless Mountains Energy, LLC                           MD         Bradford County, PA - Formed to own an
                                                                   electric generating facility currently in
                                                                   development
-----------------------------------------------------------------------------------------------------------------
North Pond Energy Park, LLC                             MD         Hardee County, FL - Formed to own an electric
                                                                   generating facility currently in development
-----------------------------------------------------------------------------------------------------------------
South Pond Energy Park, LLC                             MD         Hardee County, FL - Formed to own an electric
                                                                   generating facility currently in development
-----------------------------------------------------------------------------------------------------------------

      Subsidiaries of Constellation Power International Investments, Ltd.
      -------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Green Tree Finance Company                        Cayman Island    Guatemala - ownership interest in a company
                                                                   that owns an EWG
-----------------------------------------------------------------------------------------------------------------
FondElec General Partners, L.P.                   Cayman Islands   Ownership interest in a company that has
                                                                   ownership interest in FUCOS, EWGs and other
                                                                   energy related businesses in Latin America
-----------------------------------------------------------------------------------------------------------------
Guatemalan Generating Group - I                   Cayman Island    Guatemala - ownership interest in a company
                                                                   that owns an EWG
-----------------------------------------------------------------------------------------------------------------
CP Panama I, S.A.                                     Panama       Panama - ownership interest in a company
                                                                   that has an ownership interest in a FUCO
-----------------------------------------------------------------------------------------------------------------
Panama Distribution Group, S.A.                       Panama       Panama - ownership interest a FUCO
-----------------------------------------------------------------------------------------------------------------
The Latin America Energy and Electricity Fund     Cayman Islands   Ownership interests in FUCOS, EWGS and other
I, L.P.                                                            energy related businesses in Latin America
-----------------------------------------------------------------------------------------------------------------
Latin American Power Partners Limited             Cayman Islands   Potentially develop power projects in Latin
                                                                   America
-----------------------------------------------------------------------------------------------------------------
CPII Curacao, Ltd.                                Cayman Islands   Inactive
-----------------------------------------------------------------------------------------------------------------

             Subsidiaries of Constellation Operating Services, Inc.
             ------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
A/C Power (formerly PYCO Ace Operations)                MD         Carbon County, PA and Trona, CA -
                                                                   Partnership that operates and maintains QF
                                                                   facilities
-----------------------------------------------------------------------------------------------------------------
PCI Operating Company Partnership                       MD         Gary, IN - Operation and maintenance of a
                                                                   coal processing facility
-----------------------------------------------------------------------------------------------------------------
Trona Operating Partners, G.P.                          MD         Trona, CA - operates and maintains QF
                                                                   facility
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
COSI - Gary I, Inc.                                     MD         Gary, Indiana - ownership interest in a
                                                                   partnership that provides operation and
                                                                   maintenance of a coal processing facility
-----------------------------------------------------------------------------------------------------------------
COSI - Gary II, Inc.                                    MD         Gary, Indiana - ownership interest in a
                                                                   partnership that provides operation and
                                                                   maintenance of a coal processing facility
-----------------------------------------------------------------------------------------------------------------
COSI Nevada, Inc.                                       MD         Inactive
-----------------------------------------------------------------------------------------------------------------
COSI Synfuels, Inc.                                     MD         Inactive
-----------------------------------------------------------------------------------------------------------------
COSI Synfuels VA1, Inc.                                 MD         Virginia - Operate a fuel processing
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
COSI Synfuels WV1, Inc.                                 MD         West Virginia - operate a fuel processing
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
COSI Synfuels WV2, Inc.                                 MD         West Virginia - Operate a fuel processing
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
COSI Synfuels WV3, Inc.                                 MD         West Virginia - Operate a fuel processing
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
COSI Ultra, Inc.                                        MD         Baltimore, MD - Ownership interest in a
                                                                   partnership that operates and maintains QF
                                                                   facilities
-----------------------------------------------------------------------------------------------------------------
COSI Ultra II, Inc.                                     MD         Baltimore, MD - Ownership interest in a
                                                                   partnership that operates and maintains QF
                                                                   facilities
-----------------------------------------------------------------------------------------------------------------
Constellation Operating Services International    Cayman Islands   Baltimore, MD - Operation and maintenance
                                                                   of international energy facilities
-----------------------------------------------------------------------------------------------------------------
Constellation Operating Services International-I  Cayman Islands   Baltimore, MD - Operation and maintenance
                                                                   of international energy facilities
-----------------------------------------------------------------------------------------------------------------
COAC de Guatemala, S.A.                             Guatemala      Inactive
-----------------------------------------------------------------------------------------------------------------

              Subsidiaries of Constellation Real Estate Group, Inc.
              -----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
KMS Oldco, Inc.                                         MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Constellation Real Estate, Inc.                         MD         Columbia, MD - Own & develop Real Estate
-----------------------------------------------------------------------------------------------------------------
Constellation Health Services, Inc.                     MD         Baltimore, MD - Own & develop senior living
                                                                   facilities
-----------------------------------------------------------------------------------------------------------------
CPI Church Street, Inc.                                 MD         Inactive
-----------------------------------------------------------------------------------------------------------------

                 Subsidiaries of Constellation Real Estate, Inc.
                 -----------------------------------------------

-----------------------------------------------------------------------------------------------------------------
AE4, LLC                                                MD         Howard County, MD - An LLC that owns &
                                                                   develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange, LLC                                 MD         Anne Arundel County, MD - An LLC that owns &
                                                                   develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot I, LLC                           MD         Anne Arundel County, MD - Member of an LLC
                                                                   that owns & develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot II, LLC                          MD         Anne Arundel County, MD - Member of an LLC
                                                                   that owns & develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot III, LLC                         MD         Anne Arundel County, MD - Member of an LLC
                                                                   that owns & develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot IV, LLC                          MD         Anne Arundel County, MD - Member of an LLC
                                                                   that owns & develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot V, LLC                           MD         Anne Arundel County, MD - Member of an LLC
                                                                   that owns & develops Real Estate
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot VI, LLC                          MD         Anne Arundel County, MD - Member of an LLC
                                                                   that owns & develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot VII, LLC                         MD         Anne Arundel County, MD - Member of an LLC
                                                                   that owns & develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot VIII, LLC                        MD         Anne Arundel County, MD - Member of an LLC
                                                                   that owns & develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot IX, LLC                          MD         Anne Arundel County, MD - Member of an LLC
                                                                   that owns & develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Annapolis Exchange Lot X, LLC                           MD         Anne Arundel County, MD - Member of an LLC
                                                                   that owns & develops Real Estate
-----------------------------------------------------------------------------------------------------------------
Constellation Meadows I, LLC                            VA         Chantilly, VA - LLC that owned Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI Meadows One, Inc.                                   MD         Chantilly, VA - Sole Member of LLC that
                                                                   owned Real Estate
-----------------------------------------------------------------------------------------------------------------
257 Oxon, LLC                                           MD         Prince George's County, MD - LLC that owns
                                                                   Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI 257, Inc.                                           MD         Prince George's County, MD - Sole member of
                                                                   an LLC that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI Brown's Wharf, Inc.                                 MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CPI Gatespring II, Inc.                                 MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Hickory Ridge-Route 40 Limited Partnership              MD         Harford County, MD - Partnership owning Real
                                                                   Estate
-----------------------------------------------------------------------------------------------------------------
CPI Hickory Ridge, Inc.                                 MD         Harford County, MD - Ownership interest in a
                                                                   partnership owning Real Estate
-----------------------------------------------------------------------------------------------------------------
Jolly Knolls, LLC                                       MD         Annapolis Junction, MD - Owns & develops
                                                                   Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI Jolly Knolls, Inc.                                  MD         Annapolis Junction, MD - sole member of an
                                                                   LLC that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI Lynch, Inc.                                         MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Urbana - Route 355 Limited Partnership                  MD         Frederick County, MD - owns & develops Real
                                                                   Estate
-----------------------------------------------------------------------------------------------------------------
CPI Montecito, Inc.                                     MD         Frederick County, MD - Ownership interest in
                                                                   a partnership formed to own & develop Real
                                                                   Estate
-----------------------------------------------------------------------------------------------------------------
CPI National Business Park I, Inc.                      MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CPI National Business Park II, Inc.                     MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CPI National Business Park III, Inc.                    MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CPI Springfield, LLC                                    MD         Howard County, MD - LLC that invests and
                                                                   completes financial transactions of tangible
                                                                   and intangible assets
-----------------------------------------------------------------------------------------------------------------
CPI Partner, Inc.                                       MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Piney Orchard Master Partnership                        MD         Odenton, MD - a Partnership that owns Real
                                                                   Estate
-----------------------------------------------------------------------------------------------------------------
Piney Orchard Village Center, LLC                       MD         Odenton, MD - An LLC with an ownership
                                                                   interest in a partnership that owns &
                                                                   develops Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI Piney Orchard Village Center, Inc.                  MD         Odenton, MD - Sole member of an LLC formed
                                                                   to own & develop Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI Springfield, Inc.                                   MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Timothy-Brandywine Associates Limited                   MD         Prince George's County, MD - partnership
Partnership                                                        formed to own & develop Real Estate
-----------------------------------------------------------------------------------------------------------------
CPO Brandywine Commerce Centre, Inc.                    MD         Prince George's County, MD - Ownership
                                                                   interest in a partnership that owns &
                                                                   develops Real Estate
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Accokeek-Brandywine Associates Limited                  MD         Prince George's County, MD -Partnership
Partnership                                                        formed to own & develop Real Estate
-----------------------------------------------------------------------------------------------------------------
CPO Brandywine West, Inc.                               MD         Prince George's County, MD - ownership
                                                                   interest in a partnership formed to own &
                                                                   develop Real Estate
-----------------------------------------------------------------------------------------------------------------
CPO Constellation Centre, Inc.                          MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Piney Courts, Inc.                                      MD         Baltimore, MD - corporation formed to own &
                                                                   develop Real Estate
-----------------------------------------------------------------------------------------------------------------
First State Plaza Associates Limited                    DE         Inactive
Partnership
-----------------------------------------------------------------------------------------------------------------
KMS 1st State Limited Partnership                       DE         Inactive
-----------------------------------------------------------------------------------------------------------------
CPO First State, Inc.                                   MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CPO Laurel Tower, Inc.                                  MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Montmott Associates Limited Partnership                 MD         Frederick County, MD - Partnership formed to
                                                                   Own & develop Real Estate
-----------------------------------------------------------------------------------------------------------------
CPO Montecito Business Park, Inc.                       MD         Frederick County, MD - Ownership interest in
                                                                   a partnership formed to own & develop Real
                                                                   Estate
-----------------------------------------------------------------------------------------------------------------
Jolly Acres Limited Partnership                         MD         Anne Arundel County, MD - partnership that
                                                                   owns Real Estate
-----------------------------------------------------------------------------------------------------------------
CPO National Business Park, Inc.                        MD         Anne Arundel County, MD - Ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI PMK-NBP, Inc.                                       MD         Anne Arundel County, MD - Ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI WES-NBP, Inc.                                       MD         Anne Arundel County, MD - Ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Arbitrage Land Limited Partnership                      MD         Anne Arundel County, MD - partnership that
                                                                   owns Real Estate
-----------------------------------------------------------------------------------------------------------------
CPO National Business Park (North), Inc.                MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI WES-Arbitrage, Inc.                                 MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
CPI PMK-Arbitrage, Inc.                                 MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Peppercorn Land Limited Partnership                     MD         Odenton, MD - partnership that owns Real
                                                                   Estate
-----------------------------------------------------------------------------------------------------------------
CPO Piney Orchard Land (East), Inc.                     MD         Odenton, MD - ownership interest in a
                                                                   partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
CPO Three Centre Park, Inc.                             MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CPO Valley Centre, Inc.                                 MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Jolly Acres Utilities, Inc.                             MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CPO Jolly Utilities, Inc.                               MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Parkway Crossing Associates, LLC                        VA         Prince William County, VA - an LLC that
                                                                   owned Real Estate
-----------------------------------------------------------------------------------------------------------------
Piney Orchard Wastewater, Inc.                          DE         Odenton, MD - owner of a waste water
                                                                   treatment facility
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
CPO Piney Wastewater, Inc.                              MD         Odenton, MD - ownership interest in a
                                                                   company that owns a waste water treatment
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
Piney Orchard Employment Center Limited                 MD         Odenton, MD - Ownership interest in a
Partnership                                                        partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
River Run at Piney Orchard Homeowner's                  MD         Howard County, MD - Homeowner's Association
Association, Inc.
-----------------------------------------------------------------------------------------------------------------
BOKS-13, Inc.                                           MD         Odenton, MD - Ownership interest in a
                                                                   partnership that has an ownership percentage
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Piney Orchard Limited Partnership                       MD         Odenton, MD - ownership interest in a
                                                                   partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
CPO Piney Orchard, Inc.                                 MD         Odenton, MD - ownership interest in a
                                                                   partnership that has an ownership percentage
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Piney Orchard Residential One Limited                   MD         Odenton, MD - ownership interest in a
Partnership                                                        partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
BOKS-14, Inc.                                           MD         Odenton, MD - ownership interest in a
                                                                   partnership that has an ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Piney Orchard Residential Two Limited                   MD         Odenton, MD - ownership interest in a
Partnership                                                        partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
BOKS-15, Inc.                                           MD         Odenton, MD - ownership interest in a
                                                                   partnership that has an ownership interest
                                                                   in a partnership that owns Real Estate.
-----------------------------------------------------------------------------------------------------------------
Piney Orchard Residential Three Limited                 MD         Odenton, MD - ownership interest in a
Partnership                                                        partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
BOKS-16, Inc.                                           MD         Odenton, MD - ownership interest in a
                                                                   partnership that has an ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Piney Orchard Town Center Limited Partnership           MD         Odenton, MD - ownership interest in a
                                                                   partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
BOKS-12, Inc.                                           MD         Odenton, MD - ownership interest in a
                                                                   partnership that has an ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
PMK-1, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
PMK-2, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
PMK-3, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
PMK-4, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
PMK-5, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
PMK-6, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
WES-1, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
WES-2, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
WES-3, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
WES-4, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
WES-5, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
WES-6, Inc.                                             MD         Anne Arundel County, MD - ownership interest
                                                                   in a partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Onyx Realty Development Corporation                     DE         Columbia, MD - Real Estate Development
-----------------------------------------------------------------------------------------------------------------
Bon Tasha Group                                         MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Parliament Investors                                    MD         Inactive
-----------------------------------------------------------------------------------------------------------------
2301 Russell Group                                      MD         Baltimore, MD - Partnership that owns Real
                                                                   Estate
-----------------------------------------------------------------------------------------------------------------
Rory & Company                                          MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Tri-Lake                                                MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Mil-Mar Associates                                      MD         Inactive
-----------------------------------------------------------------------------------------------------------------
TDH Holdings                                            MD         Baltimore, MD - Partnership that owns Real
                                                                   Estate
-----------------------------------------------------------------------------------------------------------------
MJK Enterprises                                         MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Ariana Associates                                       MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Shawmut Associates                                      MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Fair Haven Enterprises                                  MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Comix                                                   MD         Baltimore, MD - Partnership that owns Real
                                                                   Estate
-----------------------------------------------------------------------------------------------------------------
P.A. Investments                                        MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Greenberg Family Partnership                            MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Marsky Brothers                                         MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Windsor Properties                                      MD         Inactive
-----------------------------------------------------------------------------------------------------------------
East Realty Holdings, Inc.                              DE         Inactive
-----------------------------------------------------------------------------------------------------------------
Hopestill Holdings, Inc.                                MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Cullen Construction, Inc.                               MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Churchill Partnership                                   MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Braces, Ltd.                                            MD         Baltimore, MD - Ownership interest in a
                                                                   partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Bristol Creek Corporation                               MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Elmdale Corporation                                     MD         Baltimore, MD - Ownership interest in a
                                                                   partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
FNP Management Corporation                              MD         Baltimore, MD - Ownership interest in a
                                                                   company that owns Real Estate
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Franklin Holding, Inc.                                  MD         Baltimore, MD - Ownership interest in a
                                                                   partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Gray Saddle, Inc.                                       MD         Inactive
-----------------------------------------------------------------------------------------------------------------
J.R.S. Transportation                                   NJ         Baltimore, MD -owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Paper Ridge Corporation                                 MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Stefco, Inc.                                            MD         Baltimore, MD - Ownership interest in a
                                                                   partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Sunshine Light, Inc.                                    MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Terry Lane Corporation
                                                        MD         Baltimore, MD - Ownership interest in a
                                                                   company that owns an interest in a
                                                                   partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Woodlawn Investors, Inc.                                MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Mercury Welding, Inc.                                   NJ         Inactive
-----------------------------------------------------------------------------------------------------------------

             Subsidiaries of Constellation Health Services, Inc.
             ---------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
CHS Annapolis Assisted, Inc.                            MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Aspenwood Associates Limited Partnership                MD         Montgomery County, MD - partnership that
                                                                   owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Aspenwood, Inc.                                     MD         Montgomery County, MD - ownership interest
                                                                   in a partnership that owns a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CHS Aspenwood II, Inc.                                  MD         Montgomery County, MD - ownership interest
                                                                   in a partnership that owns a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
Aspenwood MRC Limited Partnership                       MD         Montgomery County, MD - partnership that
                                                                   owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge I, LLC                MD         Annapolis, MD - An LLC that owns a senior
                                                                   living facility
-----------------------------------------------------------------------------------------------------------------
CHS Bay Ridge Assisted I, Inc.                          MD         Annapolis, MD - Sole Member of an LLC that
                                                                   owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge II, LLC               MD         Anne Arundel County, MD - an LLC that owns a
                                                                   senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Bay Ridge Assisted II, Inc.                         MD         Anne Arundel County, MD - Sole Member of an
                                                                   LLC that owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
Rose Hill Residence at Bay Ridge I, LLC                 MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Rose Hill Residence at Bay Ridge II, LLC                MD         Inactive
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge I, Inc.               MD         Inactive
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge II, Inc.              MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Rose Hill Residence at Lutherville I, LLC              MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Rose Hill Residence at Lutherville II, LLC              MD         Inactive
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville I, Inc.             MD         Inactive
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville II, Inc.            MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CHS Beechwood Assisted, Inc.                            MD         Providence, RI - membership interest in an
                                                                   LLC that owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Bel Air Assisted, Inc.                              MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Constellation Carolina I, LLC                           NC         North Carolina - an LLC that is developing a
                                                                   senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Crescent Assisted, Inc.                             MD         North Carolina - sole member of an LLC that
                                                                   is developing a senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Crofton Assisted, Inc.                              MD         Inactive
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - White Oak,           MD         Montgomery County MD - LLC that is
LLC                                                                developing a senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Heartlands - White Oak, Inc.                        MD         Montgomery County, MD - sole member of an
                                                                   LLC that is developing a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CHS Laurel Assisted, Inc.                               MD         Inactive
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville I, LLC              MD         Lutherville, MD - LLC that owns a senior
                                                                   living facility
-----------------------------------------------------------------------------------------------------------------
CHS Lutherville Assisted I, Inc.                        MD         Lutherville MD - sole member of an LLC that
                                                                   owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville II, LLC             MD         Lutherville, MD - LLC that owns a senior
                                                                   living facility
-----------------------------------------------------------------------------------------------------------------
CHS Lutherville Assisted II, Inc.                       MD         Lutherville, MD - Sole member of an LLC that
                                                                   owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Nursing I, Inc.                                     MD         Inactive
-----------------------------------------------------------------------------------------------------------------
NOVA-Potomac, LLC                                       MD         Inactive
-----------------------------------------------------------------------------------------------------------------
CHS Pikesville Assisted, Inc.                           MD         Inactive
-----------------------------------------------------------------------------------------------------------------
The HeartHaven Retirement Community - Seabury,          CT         Bloomfield, CT - LLC that is developing a
LLC                                                                senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Seabury, Inc.                                       MD         Bloomfield, CT - Membership interest in an
                                                                   LLC that is developing a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
CHS Severna Park Assisted, Inc.                         MD         Inactive
-----------------------------------------------------------------------------------------------------------------
Constellation Senior Services, Inc.                     MD         Columbia, MD - Health care facility
                                                                   management and consulting
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington Limited              MD         Glen Burnie, MD - Partnership that owns an
Partnership                                                        assisted living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington, Inc.                MD         Glen Burnie, MD - ownership interest in a
                                                                   partnership that owns an assisted living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington II, Inc.             MD         Glen Burnie, MD - ownership interest in a
                                                                   partnership that owns an assisted living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Linthicum, LLC                  MD         Linthicum, MD - an LLC that owns a senior
                                                                   living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Linthicum, Inc.                 MD         Linthicum, MD - sole member of an LLC that
                                                                   owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Piney Orchard Limited           MD         Odenton, MD - Partnership that owns a senior
Partnership                                                        living facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Piney Orchard, Inc.             MD         Odenton, MD - ownership interest in a
                                                                   partnership that owns a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
HeartHomes Residence at Piney Orchard II, Inc.          MD         Odenton, MD - ownership interest in a
                                                                   partnership that owns a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Shenandoah,          VA         Shenandoah, VA - an LLC that is developing a
LLC                                                                senior living facility
-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Shenandoah,          MD         Shenandoah, VA - Sole member of an LLC that
Inc.                                                               is developing a senior living facility
-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Bowie, LLC           MD         Bowie, MD - an LLC that is developing a
                                                                   senior living facility
-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Bowie, Inc.          MD         Bowie, MD - Sole Member of an LLC that is
                                                                   developing a senior living facility
-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Raleigh, LLC         MD         Monmouth County, CT - LLC that is developing
                                                                   a senior living facility
------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Raleigh,             MD         Monmouth County, CT - Sole Member of an LLC
Inc.                                                               that is developing a senior living facility
-----------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community - Ellicott              MD         Ellicott City, MD - owner of a senior living
City I, Inc.                                                       facility
-----------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community - Ellicott              MD         Ellicott City, MD - owner of a senior living
City II, Inc.                                                      facility
-----------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community - Frederick,            MD         Frederick, MD - an LLC that owns a senior
LLC                                                                living facility
-----------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community - Frederick,            MD         Frederick, MD - Sole member of an LLC that
Inc.                                                               owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
The Heartlands Retirement Community -                   MD         Fredericksburg, VA - an LLC that owns a
Fredericksburg, LLC                                                senior living facility
-----------------------------------------------------------------------------------------------------------------
The Heartlands Retirement Community -                   MD         Fredericksburg, VA - Sole member of an LLC
Fredericksburg, Inc.                                               that owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
CHS Assisted I, Inc.                                    MD         Manalapan, NJ - membership interest in an
                                                                   LLC that owns a senior living facility
-----------------------------------------------------------------------------------------------------------------
The Heartlands Retirement Community - Severna           MD         Severna Park, MD - partnership that owns a
Park Limited Partnership                                           senior living facility
-----------------------------------------------------------------------------------------------------------------
The Heartlands Retirement Community - Severna           MD         Severna Park, MD - ownership interest in a
Park I, Inc.                                                       partnership that owns a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
Heartlands Retirement Community - Severna Park          MD         Severna Park, MD - ownership interest in a
II, Inc.                                                           partnership that owns a senior living
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Easton, LLC          MD         Easton, MD - LLC that is developing a senior
                                                                   living facility
-----------------------------------------------------------------------------------------------------------------
HeartFields Retirement Community - Easton, Inc.         MD         Easton, MD - sole member of an LLC that is
                                                                   developing a senior living facility
-----------------------------------------------------------------------------------------------------------------

                        Subsidiaries of KMS Oldco, Inc.
                        -------------------------------

-------------------------------------------------------------------------------------------------------------
Constellation Oldco, Inc.                               MD         Howard County, MD - Owner of office
                                                                   furniture and fixtures of KMS Oldco, Inc.
-------------------------------------------------------------------------------------------------------------

                    Subsidiaries of CPI Church Street, Inc.
                    ---------------------------------------

-----------------------------------------------------------------------------------------------------------------
Church Street Station, Inc.                             FL         Inactive
-----------------------------------------------------------------------------------------------------------------
Rosie O'Grady's Aviation, Inc.                          FL         Inactive
-----------------------------------------------------------------------------------------------------------------

                Subsidiaries of Constellation Investments, Inc.
                -----------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Luz Solar Partners IV, Ltd.                             CA         Kramer  Junction,  CA - partnership that owns
                                                                   a QF facility
-----------------------------------------------------------------------------------------------------------------
CII Solarpower I, Inc.                                  MD         Kramer Junction,  CA - Ownership  interest in
                                                                   a partnership that owns a QF facility
-----------------------------------------------------------------------------------------------------------------
Pacific Ultrapower Chinese Station                      CA         Sonora,  CA  -  Partnership  that  owns  a QF
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
Rio Bravo Fresno                                        CA         Fresno, CA - Partnership that owns a QF
                                                                   facility
-----------------------------------------------------------------------------------------------------------------
BHP Patriots Limited Partnership                        MD         Baltimore, MD - Partnership that owns Real
                                                                   Estate.
-----------------------------------------------------------------------------------------------------------------
CII BHP Housing, Inc.                                   MD         Baltimore, MD - ownership interest in a
                                                                   partnership that owns Real Estate
-----------------------------------------------------------------------------------------------------------------
Bruce Street Limited Partnership                        MD         Baltimore, MD - Partnership that owns Real
                                                                   Estate
-----------------------------------------------------------------------------------------------------------------

------------------------------------------------ ----------------- --------------------------------------------------
CII BRS Housing, Inc.                                   MD         Baltimore, MD - ownership interest in a
                                                                   partnership that owns Real Estate
------------------------------------------------ ----------------- --------------------------------------------------
Neighborhood Rental Limited Partnership                 MD         Baltimore, MD - Partnership that owns Real
                                                                   Estate
------------------------------------------------ ----------------- --------------------------------------------------
CII NRS Housing, Inc.                                   MD         Baltimore, MD - Ownership interest in a
                                                                   partnership that owns Real Estate
------------------------------------------------ ----------------- --------------------------------------------------
The New Parkman Housing Limited Partnership             MD         Baltimore, MD - Partnership that owns Real
                                                                   Estate
------------------------------------------------ ----------------- --------------------------------------------------
COSI ACE, LLC                                           MD         Trona, CA - Ownership in Partnership that
                                                                   operates and maintains QF facility
------------------------------------------------ ----------------- --------------------------------------------------
CII New Parkman, Inc.                                   MD         Baltimore, MD - ownership interest in a
                                                                   partnership that owns Real Estate
------------------------------------------------ ----------------- --------------------------------------------------
ACE Cogeneration Company                                CA         Trona, CA - Partnership that owns a QF
                                                                   facility
------------------------------------------------ ----------------- --------------------------------------------------
ACE Power Partners                                      CA         Trona, CA - ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
CE ACE Limited Partnership                              MD         Trona, Ca- Ownership interest in a partnership
                                                                   that has an ownership interest in a partnership
                                                                   that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
CD Empire I, Inc.                                       MD         Inactive
------------------------------------------------ ----------------- --------------------------------------------------
CD Empire II, Inc.                                      MD         Inactive
------------------------------------------------ ----------------- --------------------------------------------------
Rio Bravo Jasmin                                        CA         Kern Co., CA - Partnership that owns a QF
                                                                   facility
------------------------------------------------ ----------------- --------------------------------------------------
CD Jasmin I, Inc.                                       MD         Kern Co., CA - ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
CD Jasmin II, Inc.                                      MD         Kern Co., CA - ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
CD Jasmin III, Inc.                                     MD         Kern Co., VA - ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
CD Malacha I, Inc.                                      MD         Muck Valley, CA - ownership interest in a
                                                                   partnership that owns a EWG/QF facility
------------------------------------------------ ----------------- --------------------------------------------------
Ormesa Geothermal II                                    CA         Imperial Valley, CA - partnership that owns
                                                                   a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
CD Ormesageo II-A, Inc.                                 MD         Imperial Valley, CA - ownership interest in
                                                                   a partnership that owns a QF facility
----------------------------------------------- ----------------- ---------------------------------------------------
CD Ormesageo II-B, Inc.                                 MD         Imperial Valley, CA - ownership interest in
                                                                   a partnership that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
CD Ormesageo II-C, Inc.                                 MD         Imperial Valley, CA - ownership interest in
                                                                   a partnership that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
CD Ormesageo IE-A, Inc.                                 MD         VA and WV - Member of an LLC that has an
                                                                   ownership interest in a partnership that
                                                                   owns coal processing facilities
------------------------------------------------ ----------------- --------------------------------------------------
CD Ormesageo IE-B, Inc.                                 MD         VA and WV - Member of an LLC that has an
                                                                   ownership interest in a partnership that
                                                                   owns coal processing facilities
------------------------------------------------ ----------------- --------------------------------------------------
CD Ormesageo IE-C, Inc.                                 MD         VA and WV - Member of an LLC that has an
                                                                   ownership interest in a partnership that
                                                                   owns coal processing facilities
------------------------------------------------ ----------------- --------------------------------------------------
Rio Bravo Poso                                          CA         Kern Co., CA - Partnership that owns a QF
                                                                   facility
------------------------------------------------ ----------------- --------------------------------------------------
CD Poso I, Inc.                                         MD         Kern Co., CA - Ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
CD Poso II, Inc.                                        MD         Kern Co., CA - Ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- ----------------------------------------------

------------------------------------------------ ----------------- --------------------------------------------------
CD Poso III, Inc.                                       MD         Kern Co., CA - Ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
Rio Bravo Rocklin                                       CA         Placer Co., CA - Partnership that owns a QF
                                                                   facility
------------------------------------------------ ----------------- --------------------------------------------------
CD SEGS V, Inc.                                         MD         Kramer Junction, CA - ownership interest in
                                                                   a partnership that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
LUZ Solar Partners VI, Ltd.                             CA         Muck Valley, CA - partnership that owns a QF
                                                                   facility
------------------------------------------------ ----------------- --------------------------------------------------
CD SEGS VI, Inc.                                        MD         Muck Valley, CA - ownership interest in a
                                                                   partnership that owns a QF facility
------------------------------------------------ ----------------- --------------------------------------------------
Soda Lake Limited Partnership                           NV         Fallon, NV - Ownership interest in a QF
                                                                   facility as lessor in a sale/leaseback
------------------------------------------------ ----------------- --------------------------------------------------
Star Group Stillwater I Geothermal Partners             NV         Fallon, NV - Partnership that owns a QF
                                                                   facility
------------------------------------------------ ----------------- --------------------------------------------------
CP Stillwater-Wellfield, Inc.                           MD         Fallon, NV - Ownership interest in
                                                                   Corporation that owns interest in
                                                                   Partnership that is the owner/lessee of a QF
                                                                   facility in a sale/leaseback
------------------------------------------------ ----------------- --------------------------------------------------
Northern Asset Hedged Utility Fund                      MN         Minnesota - Investment Fund
------------------------------------------------ ----------------- --------------------------------------------------


          In addition, Constellation Energy Group, Inc. owns 100% of the stock of 45 shell, inactive subsidiaries incorporated in each state except Maryland, Ohio, Pennsylvania, Alaska and Hawaii under the name Constellation Energy Group, Inc.

      2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

          BGE owns 1,266 miles of transmission consisting of 215 circuit miles of 500 kV lines; 319 circuit miles of 230 kV lines; 54 circuit miles of 138 kV lines and 678 circuit miles of 138 kV lines and 678 circuit miles of 115kV lines, located throughout Central Maryland.

          BGE's 500 kV transmission consists of two circuits which connect our Calvert Cliffs plant to our load center as well as five circuits which interconnect with and are part of the Pennsylvania - New Jersey - Maryland (PJM) 500 kV system. These circuits form a partial 500 kV transmission ring around the Baltimore metropolitan area. Additionally, the Calvert Cliffs-Chalk Point, Calvert Cliffs-Waugh Chapel, and Waugh Chapel-High Ridge circuits are part of the "500 kV Loop", a full 500 kV transmission ring around the Washington metropolitan area with several transformation points to 230 kV.

          BGE's 230 kV transmission connects at two locations via transformation with the 500 kV system and at ten locations via transformation with our 115 kV network, throughout Central Maryland.

        BGE owns approximately 57,733 conductor miles of distribution lines, including 42,308 conductor miles of overhead lines and 15,425 conductor miles of underground lines, throughout Central Maryland.

        BGE's transmission and distribution systems are comprised of approximately 188 substations with installed transformer capacity of approximately 25,689,200 kVA throughout Central Maryland.

        BGE's transmission system is connected to other systems via the following transmission tie lines:

                  (1) two connections at the Maryland-Pennsylvania state line near Delta, PA with PECO Energy Company transmission lines.

                  (2) four connections with the Pennsylvania Power and Light Co. at the Maryland-Pennsylvania state line, three connections near Graceton, Md., and one near Norrisville, Md.

                  (3) one connection with the Metropolitan Edison Co. at the Maryland-Pennsylvania state line near Twin Farms, Md.

                  (4) six active connections with Potomac Electric Power Company, two near Burtonsville, Md., two near Bowie, Md., one near Mt Airy, Md., and one near Eagle Harbor, Md.



Gas
---

        BGE owns 9 gate stations located at various points in its service territory where natural gas is received from suppliers. Natural gas is delivered to customers through approximately 5,865 miles of mains and 4,478 miles of service lines.

        BGE has

        . a liquefied natural gas facility for the liquefaction and storage of natural gas with a total storage capacity of 1,075,654 Dt and a daily capacity of 287,988 Dt located at Spring Gardens, MD, and

        . a propane air facility with a total storage capacity equivalent to 545,000 Dt and a daily capacity of 85,000 Dt located at Notch Cliff, MD.

        BGE's current pipeline firm transportation entitlements to serve our firm loads are 284,053 Dth per day during the winter period and 259,053 Dth during the summer period.

        BGE has 235,080 Dt/day of pipeline natural gas storage entitlements.

        3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

        (a) Number of kwh. (in thousands) of electric energy sold (at retail or wholesale), and Mcf. (in thousands) of natural or manufactured gas distributed at retail.



BGE
---

ELECTRIC
--------

                                                    RETAIL                         WHOLESALE

                                            KWH                Amount              KWH            Amount
                                                (in thousands)                       (in thousands)
                                      ------------------------------------    ------------------------------
Total electric sold by state
      Maryland   (1)                      30,193,000          $2,052,382       2,008,800         $52,232

     Michigan                                 -                  -                   800              16
     Missouri                                 -                  -                14,400             362
     New Jersey                               -                  -                 6,400             220
     New York                                 -                  -                 1,600              42
     Ohio                                     -                  -                 2,400              62
     Pennsylvania                             -                  -                   800              21
     Texas                                    -                  -                25,600             732
     Virginia                                 -                  -                 3,200             107
                                     ----------------    ---------------- ---------------  --------------
Electric sold outside of Md.                  -                  -                55,200           1,562
                                     ----------------    ---------------- ---------------  --------------

Total electric sold                       30,193,000          $2,052,382       2,064,000         $53,794
                                     ================    ================ ===============  ==============

(1) Include sales in the PJM (Pennsylvania-New Jersey-Maryland) Interconnection energy market. The PJM is an ISO that operates a regional power pool with members that include many wholesale market participants, as well as BGE and other utility companies.

GAS
---
                                                   RETAIL

                                           Mcf              Amount
                                               (in thousands)
                                         ---------------------------

Total gas distributed at retail
by state

      Maryland                             113,645         $502,842


               (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

         BGE
         ----
         Elec: none                                               Gas:  none

               (c) Number of kwh. (in thousands) of electric energy and Mcf. (in thousands) of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

BGE
---

ELECTRIC- See 3(a)
--------

GAS

                                                   WHOLESALE

                                                 Mcf       Amount
                                                  (in thousands)
                                           --------------------------

Gas distributed at wholesale
by state outside of Md.
     Delaware                                   64            $   221
     District of Columbia                    2,068             10,467
     Kentucky                                  980              2,964
     Louisiana                               2,337              8,633
     New Jersey                              3,703             16,093
     New York                                   38                150
     Ohio                                    1,162              4,695
     Pennsylvania                            1,883              7,116
     Virginia                                2,162              9,604
     West Virginia                             985              3,864
                                           -------           --------

Total gas distributed at
Wholesale outside of Md.                    15,382            $63,807
                                           =======           ========

               (d) Number of kwh. (in thousands) of electric energy and Mcf. (in thousands) of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

ELECTRIC

                                                 PURCHASED

                                            KWH            Amount
                                               (in thousands)
                                         ----------------------------

 Total electric purchased by
state outside of Md.             (2)
     Missouri                                 1,600              $ 41
     New Jersey                              72,000             2,222
     Ohio                                    33,600               931
     Pennsylvania                         1,023,637            12,255
     Virginia                                41,600             1,084
                                         ----------         ---------

Total electric purchased
Outside Md.                               1,172,437          $ 16,533
                                         ==========         =========

(2) Excludes purchases in the PJM Interconnection energy market.

GAS

                                                  PURCHASED

                                           Mcf              Amount
                                               (in thousands)
                                      -------------------------------

Total gas purchased
by state outside of Md.

     Louisiana                              51,870          $ 204,713
     Michigan                                1,087              4,994
     Pennsylvania                            7,402             27,044
     Tennessee                                  62                165
     Texas                                   1,876              6,914
     West Virginia                           3,333             15,765
                                      -------------       -----------

Total gas purchased
Outside Md.                                 65,630           $259,595
                                      =============       ===========

        4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

        (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

(1)     Safe Harbor Water Power Corporation (Safe Harbor)

        1 Powerhouse Road
        Conestoga, PA

        Safe Harbor is a hydroelectric plant located on the Susquehanna River at Safe Harbor, Pennsylvania, jointly owned by Constellation Power Source Generation, Inc. and Pennsylvania Power & Light Holtwood ("Holtwood"). On July 1, 2000, BGE transferred its ownership of Safe Harbor to CPSG and Pennsylvania Power & Light Company transferred its ownership to Holtwood. CPSG owns two-thirds of the outstanding capital stock, including one-half of the voting stock of Safe Harbor. It includes 14 generating units. At maximum output, the plant can generate approximately 10 million kWh of electrical energy in one day. The average yearly generation is 1,096,525,000 kWh. The total varies depending upon yearly average river flow.

        The total output of Safe Harbor is supplied to co-owners Holtwood and CPSG in accordance with their ownership interest to supplement the power flow into the Pennsylvania-New Jersey-Maryland interconnection (PJM). Safe Harbor power is used primarily to meet peak demands for electricity. Continuous operation occurs when river flow equals or exceeds the plant's maximum water handling capacity of 110,000 cubic feet per second.

(2)     Carr Street Generating Station L.P.(Carr Street)

        225 Greenfield Parkway
        Suite 201
        Liverpool, NY 13088

        Carr Street is a natural gas fired dual combustion turbine, single steam turbine combined cycle electric generation facility that produces up to 105 gross MW of power. The facility also has the capability to fire No. 2 low sulfur fuel oil, and may produce up to 80,000 pounds per hour of process steam with a proportionate reduction in electrical power output of up to approximately 5 MW.

(3)     Erie Boulevard Hydropower, L.P. (Erie)

        225 Greenfield Parkway, Suite 201
        Liverpool NY  13088

        Erie consists of 71 hydroelectric facilities located in upper New York State, 69 of which are currently active, with 661 MWs of nominal capacity and approximately 653 MWs of effective capacity. The individual facilities are located on 20 separate rivers and streams in western and northern New York.

(4)     Astoria Generating Company, L.P. (Astoria)

        225 Greenfield Parkway, Suite 201
        Liverpool NY 13088

        The Astoria facilities consist of the Astoria Generating Station and the Gowanus and Narrows combustion turbine sites. The Astoria Generating Station has three operating gas and oil fired steam generating units, two retired steam generating units and a black-start gas turbine with an aggregate capacity of 1,090 MW. The Astoria Generating Station is located adjacent to the East River in Queens, New York. The Gowanus and Narrows combustion turbine sites are located on barges in the East River in New York City. The Gowanus site consists of 32 gas turbine units which are mounted on four floating power barges with an aggregate capacity of 494 MW. The Gowanus units burn No. 2 fuel oil or kerosene fuel. The Narrows site consists of 16 gas turbine units which are located on two floating barges with an aggregate capacity of 271 MW. The Narrows units are dual-fuel capable and can burn liquid fuel (No. 2 fuel oil or kerosene) or natural gas.

(5)     Orion Power Midwest, L.P.

        7 East Redwood Street
        10/th/ Floor
        Baltimore, MD 21202

        These facilities consist of seven generating plants located in Ohio and Pennsylvania with a combined capacity of 2,614 MW. Avon Lake Generating Station is a 739 MW coal-fueled plant located in Cleveland, Ohio. Brunot Island Generating Station is a 234 MW oil-fueled plant located in Pittsburgh, Pennsylvania. Cheswick Generating Station is a 570 MW coal-fueled plant located in Pittsburgh, Pennsylvania. Elrama Generating Station is a 487 MW coal-fueled plant also located in Pittsburgh, Pennsylvania. New Castle Generating Station is a 338 MW coal-fueled plant located in West Pittsburg, Pennsylvania. Niles Generating Station is a 246 MW coal-fueled plant located in Youngstown, Ohio.

(6) Grupo Generador de Guatemala y Cia., S.C.A. ("GGG") (formerly Guatemalan Generating Group y Cia S.C.A.)

        Las Margaritas, Torre II, Oficina 902-B Diagonal 6, 10-01 Zona 10 Guatemala City, Guatemala C.A. 01010

        Generating facilities are located on the shores of Lake Amaititlan, 32 kms outside Guatemala City, and in the Province of Escuintla, approximately 62 kms outside of Guatemala City. The generating facilities consist of four turbo generating units, four steam turbines, one heat recovery boiler and one steam injection unit with an aggregate net generating capacity of approximately 80MW and 4 diesel units with a net capacity of

60MW. The generation facilities are interconnected with the Principal Transmission System, the Guatemalan wholesale transmission grid.

(7)     Cos de Guatemala S.A.

        Las Margaritas, Torre II, Oficina 902-B Diagonal 6, 10-01 Zona 10 Guatemala City Guatemala C.A. 01010

        This entity does not own any facilities. Instead it provides operating services for the generating facilities owned by Grupo Generador de Guatemala y Cia S.C.A.

(8)     Empresa Electrica Valle Hermoso S.A. ("EVH")

        Calle Tarija N 1425
        Casi Esq. Adela Zamudio
        Cala Cala
        Casilla 5645, Cochabamba, Boliva

        Generating facilities are located in Cochabamba, Bolivia and Carasco, Bolivia. EVH was created when the Bolivian government privatized its national power company, Empresa Nacional de Electricidad, through the spin-off and sale of 50% interests in three power generating companies, of which EVH is one. EVH includes one plant of four gas-fired combustion turbines, which produce 71.5 MW, and one plant of two gas-fired combustion turbines, which produce 110 MW. and one plant of three small hydro units which produce 12 MW.

(9)     The Bolivian Generating Group, LLC

        Registered office is at Ugland House, P.O. Box 309, George Town, Grand Cayman.

        The Bolivian Generating Group, LLC ("BGG") was the successful bidder of a 50% interest in, and acquired administrative control of EVH, an electricity generating company in Bolivia.

(10)    C&O Bolivia, LLC

        Calle Tarija N 1425
        Casi Esq. Adela Zamudio
        Cala Cala
        Casilla 5645
        Cochabama, Bolivia

        Cayman Islands Company, which provides services to EVH in Bolivia. Constellation Power International Investments, Ltd. owns 50% of this joint operating company which provides operation and management services to EVH.

(11)    Empresa Distribuidora de Electricidad de Entre Rios,
        S.A. ("EDEER")

        c/o Ministerio de Obras y Servicios Publicos,
        Parana, Entre Rios, Argentina.

        EDEER is the principal distributor and transmitter of electric power to the province of Entre Rios, Argentina. EDEER owns 965 km of high voltage transmission lines, 1,986 km of medium voltage lines and 3,142 km of low voltage distribution lines.

(12) Compania Forca E Luz Cataguazes-Leopoldina ("Cataguazes") and Cia De Electricidada De Nova Friburgo ("Friburgo")

        Avenita Presidente Vargas, 463
        4/th/ Floor
        Rio de Janeiro, RJ, Brazil

        CEP 20086-900

        Located in Minas Gerais, Brazil Cataguazes is an electric utility serving the southeastern portion of the State of Minas Gerais, Brazil. Cataguazes serves approximately 214,000 customers. Following its acquisition of 100% of the voting shares of Friburgo, a neighboring electric utility that Cataguazes recently acquired, Cataguazes serves a total of approximately 273,000 customers. The utility assets of Cataguazes comprise approximately 13,440 km of distribution lines, 663 km of transmission lines, and related equipment, including substation capacity of 618 MVA. Cataguazes also owns a number of small hydroelectric generating plants with an aggregate generating capacity of approximately 19 megawatts, as well as a hydroelectric project that is under construction and that will have a generating capacity of approximately 20 megawatts. Cataguazes also holds a 100% interest in Multiagro, S.A. an agricultural company and a 21.56% interest in Ind. Cataguazes a textile company.

(13) ELEKTRA NORESTE, S.A. (formerly known as Empresa de Distribucion Electrica Noreste, S.A.)

        Elektra Noreste, S.A.
        Edificio Hatillo, Torre A, Piso 7
        Avenida Cuba y Avenida Justo Arosemena
        Apartado 5285
        Panama 5, Panama City
        Republic of Panama

        Elektra Noreste, S.A. ("Noreste") is the second largest distribution company in the Republic of Panama. Noreste's service territory is 2,600 square miles, and includes the entire Eastern half of the country, a portion of the capital, Panama City and all of the second largest city, Colon. A portion of Noreste's service territory will also include parts of the Eastern half of the Panama Canal Zone reclaimed by the Republic of Panama.

        Noreste serves approximately 170,000 customers that consume a total of 1,300 GWH of energy annually, and is one of three electric distribution companies formed out of the restructuring and privatization of the government owned utility company, Instituto de Recursos Hidraulicos y Electrificacion. Noreste currently has approximately 820 employees, and its assets consist largely of all the distribution lines and substations within its 2,600 square mile service territory. Noreste generates a small amount of electricity and purchases the bulk of its electricity needs from the now privatized generation companies under power purchase contracts negotiated with the oversight of the government owned transmission company. After an interim period, Noreste will be able to renegotiate its power purchase contracts at prevailing market based rates and be able to self-generate up to 15% of its energy needs.

(14) Malacha Hydro Limited Partnership, owner of the Muck Valley Hydroelectric Project

        701 Morrison - Knudsen Drive
        Suite 300
        Boise, Idaho 83712

        The Muck Valley Hydroelectric Project is located on the Pit River near Fall River Mills in Lassen County, California. The Muck Valley Hydroelectric Project is an approximately 35 MW run of the river hydroelectric facility.

(15)    CD ACE I, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD ACE I, Inc. holds a 1% general partnership and 19.7% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(16)    CD ACE II, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD ACE II, Inc. holds a 20.4% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration

Company, which owns a 108 MW electric generating facility located in Trona, California.

(17)    CD ACE III, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD ACE III, Inc. holds a 30.6% limited partnership interest in CE ACE Limited Partnership, which holds a 35% general partnership interest in ACE Power Partners. ACE Power Partners holds a 90% general partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(18)    CD ACE IV, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD ACE IV, Inc. holds a 42.5% general partnership interest in ACE Operating Partners, which holds a 10% limited partnership interest in ACE Cogeneration Company, which owns a 108 MW electric generating facility located in Trona, California.

(19)    Sunnyside II, L.P.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        Sunnyside II, L.P. holds a 50% interest in Sunnyside Cogeneration Associates, which owns a 51 MW waste coal-fired electric generating facility located in Carbon County, Utah.

(20)    University Park Energy, LLC

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        University Park Energy , LLC owns a 300 MW natural gas-fueled electric generating facility located in Carbon County, Utah.

(21)    Wolf Hills Energy, LLC

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        Wolf Hills Energy, LLC will own and operate a 250 MW natural gas-fueled electric generating facility located in Washington County, Virginia.

(22)    CD Panther Partners, L.P.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD Panther Partners, L.P. holds a 50% interest in Panther Creek Partners, which is the facility lessee under a sale/leaseback arrangement for a 86 MW waste coal-fired electric generating facility located in Carbon County, Pennsylvania.

(23)    CD Rocklin I, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

     CD Rocklin I, Inc. holds a 10% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(24)    CD Rocklin II, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD Rocklin II., Inc. holds a 15% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(25)    CD Rocklin III, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD Rocklin III, Inc. holds a 25% general partnership interest in Rio Bravo Rocklin, which owns a biomass-fired small power production facility located in Rocklin, California.

(26)    CD Soda I, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD Soda I, Inc. holds a 1% general partnership interest and 24% limited partnership interest in the Soda Lake Limited Partnership, which owns a 17 MW geothermal small power production facility located in Churchill County, Nevada. The facility is leased by Soda Lake Limited Partnership to AMOR IX Corporation.

(27)    CD Soda II, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD Soda II, Inc. holds a 25% limited partnership interest in the Soda Lake Limited Partnership, which owns a 17 MW geothermal small power production facility located in Churchill County, Nevada. The facility is leased by Soda Lake Limited Partnership to AMOR IX Corporation.

(28)    CD Soda III, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD Soda III, Inc. owns 50% of the issued and outstanding shares of AMOR IX Corporation. AMOR IX Corporation leases from Soda Lake Limited Partnership a 17 MW geothermal small power production facility located in Churchill County, Nevada.

(29)    CD Stillwater-A, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD Stillwater-A, Inc. holds a 10% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal I pursuant to a triple net lease (Aques Investments Corporation II indirectly owns 50% of the issued and outstanding shares of Stillwater Geothermal I).

(30)    CD Stillwater-B, Inc.

        111 Market Place, Suite 200
        Baltimore, Maryland 21202

        CD Stillwater-B, Inc. holds a 15% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal I pursuant to a triple net lease (Aques Investments Corporation II indirectly owns 50% of the issued and outstanding shares of Stillwater Geothermal I).

(31)      CD Stillwater-C, Inc.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CD Stillwater-C, Inc. holds a 25% general partnership interest in the Star Group Stillwater I Geothermal Partners, which owns a 12.5 MV geothermal small power productions facility located in Churchill County, Nevada. The facility is leased by Star Group Stillwater I Geothermal I pursuant to a triple net lease (Aques Investments Corporation II indirectly owns 50% of the issued and outstanding shares of Stillwater Geothermal I).

(32)      CE Central Wayne Energy Recovery, Limited Partnership

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CE Central Wayne Energy Recovery, Limited Partnership holds a 49% limited partnership interest in Central Wayne Energy Recovery Limited Partnership, which owns a 22 MW municipal solid waste-fueled electric generating facility located in Wayne County, Michigan.

(33)      CE Colver I, Inc.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CE Colver I, Inc. holds a 1% general partnership interest in Inter-Power/AhlCon Partners, L.P., which is the facility lessee under a sale/lease-back arrangement for a 110 MW waste coal-fired electric generating facility located in Cambria County, Pennsylvania.

(34)      CE Colver Limited Partnership

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CE Colver Limited Partnership holds a 24% limited partnership interest in Inter-Power/AhlCon Partners, L.P., which is the facility lessee under a sale/lease-back arrangement for a 110 MW waste coal-fired electric generating facility located in Cambria County, Pennsylvania.

(35)      CE Puna Limited Partnership

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CE Puna Limited Partnership holds a 50% general partnership interest in Puna Geothermal Venture, which owns a geothermal electric generating facility located in Hawaii.

(36)      CE Wayne I, Inc.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CE Wayne I, Inc. holds a 1% general partnership interest in Central Wayne Energy Recovery Limited Partnership, which owns a 22 MW municipal solid waste-fueled generating facility located in Wayne County, Michigan.

(37)      CII Woodpower I, Inc.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CII Woodpower I, Inc. holds a 45% general partnership interest in Pacific-Ultrapower Chinese Station, which owns a biomass-fired electric generating facility located in Tuolome County, California.

(38)      CII Woodpower II, Inc.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          CII Woodpower II, Inc. holds a 50% partnership interest in Rio Bravo Fresno, which owns a biomass-fired electric generating facility located in Fresno, California.

(39)      COSI Central Wayne, Inc.

          111 Market Place, Suite 200
          Baltimore, Maryland 21202

          COSI Central Wayne, Inc. manages, operates and maintains a 22 MW municipal solid waste-fueled electric generating facility located in Wayne County, Pennsylvania, pursuant to a Management, Operation and Maintenance Agreement with Central Wayne Energy Recovery Limited Partnership, which owns the facility.

(40)     COSI Puna, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         COSI Puna, Inc. operates and maintains a 30 MW geothermal electric generating facility located in Hawaii pursuant to an agreement with Puna Geothermal Venture, which owns the facility.

(41)     COSI Sunnyside, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         COSI Sunnyside, Inc. operates and maintains a 51 MW waste coal-fired electric generating facility located in Carbon County, Utah, pursuant to an Operations and Maintenance Services Agreement with Sunnyside Cogeneration Associates, which owns the facility.

(42)     Handsome Lake Energy, LLC

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Handsome Lake Energy, LLC will own a 250 MW natural gas-fueled electric generating facility located in Venango County, Pennsylvania, which is currently under construction and is expected to commence commercial operation in the year 2001.

(43)     High Desert Power Project, LLC

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         High Desert Power Project, LLC will own a 750 MW natural gas-fueled combined cycle generating facility located in San Bernardino County, California, which is currently under construction and is expected to commence commercial operation in the year 2003.

(44)     Big Sandy Peaker Plant, LLC

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Big Sandy Peaker Plant, LLC will enter into a sale/leaseback arrangement with a governmental authority of Wayne County, West Virginia ("County") whereby the County will take title to a 300 MW natural gas-fueled electric generating facility located in Wayne County, West Virginia. The County will lease the facility back to Big Sandy Peaker Plant, LLC under a long-term lease that provides it with care, custody and control over the facility and an option to repurchase the facility at any time for $1.

(45)     Aques Investment Corporation II

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Aques Investment Corporation II holds a 50 % interest in Stillwater Geothermal I, which leases a 12.5 MW geothermal facility in Churchill County, Nevada.

(46)     Constellation Operating Services

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Constellation Operating Services provides operating and maintenance services to the Pacific-Ultrapower Chinese Station, a 22 MW biomass facility in Tuolome County, California; Rio Bravo Fresno, 24 MW biomass facility in Fresno, California; Rio Bravo Jasmin 32 MW cogeneration facility in Kern County, California; Rio Bravo Rocklin 24 MW biomass facility in Rocklin, California; Rio Bravo Poso 32 MW cogeneration facility in Kern County, California; AMOR IX, the lessee of a 17MW geothermal facility owned by Soda Lake Limited Partnership in Churchill County, Nevada; Stillwater Geothermal I, the lessee of a 12.5 MW geothermal facility owned by Star Group Stillwater I Geothermal Partners in Churchill County, Nevada; Panther Creek Partners the lessee of an 86 MW wastecoal-fired facility in Carbon County, Pennsylvania; and Colstrip Energy Limited Partnership 42 MW waste coal-fired facility in Rosebud, Montana.

(47)     Holland Energy, LLC

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Holland Energy, LLC will own a 665 MW gas-fired combined cycle generating facility located in Shelby County, Illinois which is under construction and expected to be completed in the second quarter of 2002.

(48)     Oleander Power Project, Limited Partnership

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Oleander Power Project, Limited Partnership is an up to 875 MW gas and oil fired simple cycle facility located in Brevard County, Florida, which is under construction and expected to be completed in the second quarter of 2002.

(49)     COSI A/C Power, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         COSI A/C Power, Inc. holds a 50% general partnership interest in A/C Power, a Maryland general partnership which operates and maintains both a 108 MW coal-fired electric generating facility located in Trona, California and a 110 MW waste coal-fired electric generating facility located in Cambria County, Pennsylvania. This is pursuant to agreements with the following owners or facilities lessees: Ace Cogeneration Company is the owner of the Trona, California facility and Inter-Power/AhlCon Partners, L.P. is the facility lessee under a sale/lease-back arrangement for the Cambria County, Pennsylvania facility.

(50)     Rio Nogales Power Project, L.P.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

Rio Nogales Power Project L.P. is the sole direct owner and operator of a 800 MW natural gas-fired combined cycle power facility located in Sequin, Texas.

(51)     Calvert Cliffs Nuclear Power Plant, Inc.

         39 West Lexington Street
         Baltimore, Maryland 21201

         Owns the Calvert Cliffs nuclear power plant located in Lusby, Maryland. It has a 1,550 MW generating capacity and sells its output to Constellation Power Source, Inc., an affiliate.

(52)     Constellation Power Source Generation, Inc. (CPSGI)

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Owns the following generating plants: Brandon Shores, a coal fueled 1,300 MW facility located in Anne Arundel County, Maryland; Herbert A. Wagner, a coal, oil and gas fueled 1,020 MW facility located in Anne Arundel County, Maryland; Charles P. Crane, a coal and oil fueled, 400 MW facility located in Baltimore County, Maryland; Gould Street, an oil and gas fueled 104 MW facility located in Baltimore City, Maryland; Riverside, an oil and gas fueled 151 MW facility located in Baltimore County, Maryland; Keystone, a coal fueled 1,711 MW facility of which CPSGI is entitled to 359 MW located in Armstrong and Indiana Counties, Pennsylvania; Conemaugh, a coal fueled 1,711 MW facility of which CPSGI is entitled to 181 MW located in Indiana County, Pennsylvania; Perrryman, an oil and gas fueled 350 MW facility located in Harford County, Maryland; Notch Cliff, a gas fueled 128 MW facility located in Baltimore County, Maryland; Westport, a gas fueled 121 MW facility located in Baltimore City, Maryland; and Philadelphia Road, an oil fueled 64 MW facility located in Baltimore City, Maryland.

(53)     COSI Carr Street, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Provides operating and maintenance services to East Syracuse Station, an approximately 101 MW natural gas-fired combined-cycle cogeneration facility located in East Syracuse, NY. The facility is owned by Carr Street Generating Station, L.P. Constellation Power, Inc. sold its interest in this subsidiary to Orion Power Holdings, Inc. in April, 2000.

(54)     COSI Astoria, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

Performs operating and maintenance services to three generating stations located in New York City (the "Facilities"), pursuant to an Operating and Maintenance Services Agreement with Astoria Generating Company, L.P., which owns the Facilities. The Facilities include: the Astoria Generating Station, located in Astoria, NY, consisting of three (3) gas- and oil-fired steam-driven electric units and one black-start gas turbine for a total capacity of 1,090 MW; the Gowanus Turbine Station, located in Brooklyn, NY, consists of 32 gas turbines on four (4) floating barges with a total capacity of 494 MW; and the Narrows Gas Turbine Station, located in Brooklyn, NY, consists of 16 gas turbines on two (2) floating barges for a total capacity of 271 MW. Constellation Power, Inc. sold its interest in this subsidiary to Orion Power Holdings, Inc. in April, 2000.

(55)     COSI Coldwater, Inc.

         111 Market Place, Suite 200
         Baltimore, Maryland 21202

         Performs operating and maintenance services to 72 hydroelectric generating facilities located on more than 20 rivers and streams throughout upstate New York (the "Facilities"). The Facilities are owned by Erie Boulevard Hydropower, L.P. Constellation Power, Inc. sold its interest in this subsidiary to Orion Power Holdings, Inc. in April, 2000.

         (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

(1)      Safe Harbor

                                             Description of
System Company                               Interest Held
--------------                               -------------
Constellation Energy Group, Inc.             100% ownership of
                                             Constellation Enterprises,
                                             Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Power Source
                                             Holdings, Inc.

Constellation Power Source                   100% of Constellation Power
Holdings, Inc.                               Source Generation, Inc.

Constellation Power Source                   Owns two thirds stock
Generation, Inc.                             one half voting
                                             stock of Safe
                                             Harbor

(2)      Carr Street

                                                  Description of
System Company                                    Interest Held
--------------                                    -------------
Constellation Energy Group, Inc.                  100% ownership of
                                                  Constellation
                                                  Enterprises, Inc.

Constellation Enterprises, Inc.                   19.9% ownership of
                                                  Orion Power
                                                  Holdings, Inc.

Orion Power Holdings, Inc.                        100% ownership of
                                                  Orion Power New
                                                  York L. P., and Orion Power
                                                  New York G. P.

Orion Power New York, L. P.                       99% ownership of
                                                  Carr Street

Orion Power New York, G. P.                       1% ownership of
                                                  Carr Street

(3)      Erie


                                                  Description of
System Company                                    Interest Held
--------------                                    -------------
Constellation Energy Group, Inc.                  100% ownership of
                                                  Constellation
                                                  Enterprises, Inc.

Constellation Enterprises, Inc.                   19.9% ownership of
                                                  Orion Power
                                                  Holdings, Inc.

Orion Power Holdings, Inc.                        100% ownership of
                                                  Orion Power New
                                                  York L. P. and Orion Power
                                                  New York, G.P.

Orion Power New York, L. P.                       99% ownership of
                                                  Erie

Orion Power New York, G. P.                       1% ownership of
                                                  Erie

(4)      Astoria


                                                  Description of
System Company                                    Interest Held
--------------                                    -------------
Constellation Energy Group, Inc.                  100% ownership of
                                                  Constellation
                                                  Enterprises, Inc.

Constellation Enterprises, Inc.                   19.9% ownership of
                                                  Orion Power
                                                  Holdings, Inc.

Orion Power Holdings, Inc.                        100% ownership of
                                                  Orion Power New
                                                  York L. P. and Orion Power
                                                  New York G. P.

Orion Power New York, L. P.                       99% ownership of
                                                  Astoria

Orion Power New York, G. P.                       1% ownership of
                                                  Astoria

(5)      Orion Power Midwest, L.P. (Midwest Facilities)



                                                  Description of
System Company                                    Interest Held
--------------                                    -------------
Constellation Energy Group, Inc.                  100% ownership of
                                                  Constellation
                                                  Enterprises, Inc.

Constellation Enterprises, Inc.                   19.9% ownership of
                                                  Orion Power
                                                  Holdings, Inc.

Orion Power Holdings, Inc.                        100% ownership of
                                                  Orion  Power  Midwest L.P.
                                                  and Orion Power Midwest G.P.

Orion Power Midwest, L. P.                        99% ownership of
                                                  Midwest Facilities

Orion Power Midwest, G. P.                        1% ownership of
                                                  Midwest Facilities


(6)      Grupo Generador de Guatemala y Cia., S.C.A. (GGG)
         (formerly Guatemalan Generating Group y Cia S.C.A)

System Company                                    Description of Interest Held
--------------                                    ----------------------------
Constellation Energy Group,                       100% ownership of Inc.
                                                  Constellation Enterprises,
                                                  Inc.

Constellation Enterprises,                        100% ownership of Inc.
                                                  Constellation Holdings, Inc.

Constellation Holdings, Inc.                      100% ownership of
                                                  Constellation Power, Inc.

Constellation Power, Inc.                         100% ownership of
                                                  Constellation Power
                                                  International Investments,
                                                  Ltd.

Constellation Power                               100% ownership of Green Tree
Investments International,                        Finance Company and Guatemala
Ltd.                                              Generating Group - I

Green Tree Finance Company                  99% ownership of Grupo
                                            Generador de Guatemala, S.A.

Guatemalan Generating                       1% ownership of Grupo Generador
Group - I                                   De Guatemala, S.A.
                                            99% ownership of Grupo Generador
                                            de Guatemala y Cia S.C.A.

Grupo Generador de Guatemala,               1% ownership of Group Generador
S.A.                                        De Guatemala y Cia S.C.A.

(7)   Cos de Guatemala S.A.


System Company                              Description of Interest Held
--------------                              ----------------------------

Constellation Energy Group,                 100% ownership of Inc.
                                            Constellation Enterprises, Inc.

Constellation Enterprises,                  100% ownership of
Inc.                                        Constellation Holdings, Inc.

Constellation Holdings,                     100% ownership of
Inc.                                        Constellation Power, Inc.

Constellation Power, Inc.                   100% ownership of Constellation
                                            Operating Services, Inc.

Constellation Operating                     100% ownership of Constellation
Services, Inc.                               Operating Services International

                                            100% ownership of Constellation
                                            Operating Services International - I

Constellation Operating                     80% ownership of Cos De
Services International                      Guatemala S.A.

Constellation Operating                     20% ownership of Cos de
Services International - I                  Guatemala, S.A.

(8)  Empresa Electrica Valle Hermoso S.A.

System Company                          Description of Interest Held
--------------                          ----------------------------

Constellation Energy Group,             100% ownership of
Inc.                                    Constellation Enterprises, Inc.

Constellation Enterprises,              100% ownership of
Inc.                                    Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Power, Inc.

Constellation Power, Inc.               100% ownership of Constellation
                                        Power International Investments, Ltd.

Constellation Power                     15.5% ownership of The Bolivian
International Investments, Ltd.         Generating Group, LLC

                                        50% ownership of C&O Bolivia, LLC

C&O Bolivia, LLC                        26% ownership of The Bolivian
                                        Generating Group, LLC

The Bolivian Generating Group,          50% ownership of Empresa
LLC                                     Electrica Valle Hermoso, S.A.

(9)  The Bolivian Generating Group, LLC

System Company                          Description of Interest Held
--------------                          ----------------------------

Constellation Energy Group,             100% ownership of
Inc.                                    Constellation Enterprises, Inc.


Constellation Enterprises,              100% ownership of
Inc.                                    Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Power, Inc.

Constellation Power, Inc.               100% ownership of Constellation
                                        Power International Investments, Ltd.

Constellation Power                     15.5% ownership of The Bolivian
International Investments,              Generating Group, LLC
Ltd.
                                        50% ownership of C&O Bolivia, LLC

C&O Bolivia, LLC                        26% ownership interest of
                                        The Bolivian Generating Group, LLC

(10) C&O Bolivia, LLC

System Company                          Description of Interest Held
--------------                          ----------------------------

Constellation Energy Group,             100% ownership of
Inc.                                    Constellation Enterprises, Inc.

Constellation Enterprises,              100% ownership of
Inc.                                    Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Power, Inc.

Constellation Power, Inc.               100% ownership of Constellation
                                        Power International Investments, Ltd.

Constellation Power                     50% ownership of
International Investments,              C&O Bolivia, LLC
Ltd.

(11)  Empresa Distribuidora de Electricidad de Entre Rios S.A.

System Company                          Description of Interest Held
--------------                          ----------------------------

Constellation Energy Group,             100% ownership of
Inc.                                    Constellation Enterprises, Inc.

Constellation Enterprises,              100% ownership of
Inc.                                    Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Power, Inc.

Constellation Power, Inc.               100% ownership of Constellation
                                        Power International Investments, Ltd.

Constellation Power                     16.5% ownership of The Latin
International Investments,              America Energy and Electricity
Ltd.                                    Fund I, L.P.

                                        8.291% of Fondelec General
                                        Partners, L.P.

Fondelec General Partners,              1% of the Latin American Energy
L.P.                                    and Electricity Fund I, L.P.

The Latin America Energy and            7.5% ownership in
Electricity Fund I, L.P.                Inversora EDEER, S.A.

Inversora EDEER, S.A.                   90% ownership in Empresa
                                        Distribudora de Electricidad de
                                        Entre Rios, S.A.

(12) Compania Forca E Luz Cataguazes - Leopoldina and Cia De Electricidad De Nova Friburgo

System Company                          Description of Interest Held
--------------                          ----------------------------

Constellation Energy Group,             100% ownership of
Inc.                                    Constellation Enterprises, Inc.

Constellation Enterprises,              100% ownership of
Inc.                                    Constellation Holdings, Inc.

Constellation Holdings,                 100% ownership of
Inc.                                    Constellation Power, Inc.

Constellation Power, Inc.               100% ownership of Constellation
                                        Power International Investments, Ltd.

Constellation Power                     16.5% ownership of The Latin
International Investments,              America Energy
Ltd.                                    and Electricity Fund I, L.P.

                                        8.291% of Fondelec General
                                        Partners, L.P.

Fondelec General Partners,              1% of the Latin American Energy
L.P.                                    and Electricity Fund I, L.P.

The Latin America Energy and            7.06% ownership of Compania
Electricity Fund I, L.P.                Forca E Luz Cataguazes -
                                        Leopoldina and Cia De
                                        Electricidad De Nova Friburgo

(13) ELECTRA NORESTE, S.A. (formerly known as Empresa de Distribucion Electrica Noreste, S.A.)

System Company                          Description of Interest Held
--------------                          ----------------------------

Constellation Energy Group,             100% ownership of
Inc.                                    Constellation Enterprises, Inc.

Constellation Enterprises,              100% ownership of
Inc.                                    Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Power, Inc.

Constellation Power, Inc.               100% ownership of
                                        Constellation Power
                                        International Investments, Ltd.

                                        100% ownership of CP
                                        Panama Investors, Inc.

Constellation Power                     100% of Class B common stock
International Investments,              of CP Panama I, S.A.
Ltd.

                                        25% of Class A common stock of
                                        Panama Distribution Group, S.A.

CP Panama Investors, Inc.               100% of Class A. common stock of
                                        CP Panama I, S.A.
CP Panama I, S.A.                       55% of Class A common stock of
                                        Panama Distribution Group, S.A.

Panama Distribution Group,              51% of Elektra Noreste, S.A.
S.A.

(14)  Malacha Hydro Limited Partnership

System Company                          Description of Interest Held
--------------                          ----------------------------

Constellation Energy Group,             100% ownership of
Inc.                                    Constellation Enterprises, Inc.

Constellation Enterprises,              100% ownership of
Inc.                                    Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Investments, Inc.
Constellation Investments,              100% ownership of CD
Inc.                                    Malacha I, Inc.

CD Malacha I, Inc.                      1% General Partner and up to
                                        49% Limited Partner of
                                        Malacha Hydro Limited
                                        Partnership

(15)  CD ACE I, Inc.

System Company                               Description of Interest
--------------                               -----------------------

Constellation Energy Group, Inc.             100% ownership of
                                             Constellation Enterprises, Inc.

Constellation Enterprises, Inc.              100% ownership of
                                             Constellation Holdings, Inc.

Constellation Holdings, Inc.                 100% ownership of
                                             Constellation Investments, Inc.

Constellation Investments, Inc.              100% ownership of
                                             CD ACE I, Inc.

(16)  CD ACE II, Inc.

System Company                          Description of Interest
--------------                          -----------------------

Constellation Energy Group, Inc.        100% ownership of Constellation
                                        Enterprises, Inc.

Constellation Enterprises, Inc.         100% ownership of
                                        Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Investments, Inc.

Constellation Investments Inc.          100% ownership of
                                        CD ACE II, Inc.

(17)  CD ACE III, Inc.

System Company                          Description of Interest
--------------                          -----------------------

Constellation Energy Group, Inc.        100% ownership of Constellation
                                        Enterprises, Inc.

Constellation Enterprises, Inc.         100% ownership of
                                        Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Investments, Inc.

Constellation Investments Inc.          100% ownership of
                                        CD ACE III, Inc.

(18)  CD ACE IV, Inc.

System Company                          Description of Interest
--------------                          -----------------------

Constellation Energy Group, Inc.        100% ownership of Constellation
                                        Enterprises, Inc.

Constellation Enterprises, Inc.         100% ownership of
                                        Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Power, Inc.

Constellation Power, Inc.               100% ownership of
                                        CD ACE IV, Inc.

(19)  Sunnyside II, L.P.

System Company                          Description of Interest
--------------                          -----------------------

Constellation Energy Group, Inc.        100% ownership of Constellation
                                        Enterprises, Inc.

Constellation Enterprises, Inc.         100% ownership of
                                        Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Power, Inc.

Constellation Power, Inc.               100% ownership of
                                        CP Sunnyside I, Inc.

CP Sunnyside I, Inc.                    100% ownership of
                                        Sunnyside II, Inc. and
                                        Sunnyside III, Inc.

Sunnyside II, Inc.                      95% general partner of
                                        Sunnyside II, L.P.

Sunnyside III, Inc.                     5% limited partner of
                                        Sunnyside II, L.P.

(20)  University Park Energy, LLC

System Company                          Description of Interest
--------------                          -----------------------

Constellation Energy Group, Inc.        100% ownership of
                                        Constellation Enterprises, Inc.

Constellation Enterprises, Inc.         100% ownership of
                                        Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Power, Inc.

Constellation Power, Inc.               100% Member of
                                        University Park Energy, LLC

(21)  Wolf Hills Energy, LLC

System Company                          Description of Interest
--------------                          -----------------------

Constellation Energy Group, Inc.        100% ownership of
                                        Constellation Enterprises, Inc.

Constellation Enterprises, Inc.         100% ownership of
                                        Constellation Holdings, Inc.

Constellation Holdings, Inc.            100% ownership of
                                        Constellation Power, Inc.

Constellation Power, Inc.               100% Member of
                                        Wolf Hills Energy, LLC

(22)  CD Panther Partners, L.P.

System Company                             Description of Interest
--------------                             -----------------------

Constellation Energy Group, Inc.           100% ownership of Constellation
                                           Enterprises, Inc.

Constellation Enterprises, Inc.            100% ownership of Constellation
                                           Holdings, Inc.

Constellation Holdings, Inc.               100% ownership of Constellation
                                           Power, Inc.

Constellation Power, Inc.                  100% ownership of CD Panther II, Inc.
                                           and 50% ownership of Panther Creek
                                           Holdings, Inc.

Panther Creek Holdings, Inc.               100% ownership of CD Panther I, Inc.
                                           and Pegasus Power Company, Inc.

CD Panther I, Inc.                         1% general partner of CD Panther
                                           Partners, L.P.

CD Panther II, Inc.                        99% limited partner of CD Panther
                                           Partners, L.P.

(23)  CD Rocklin I, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Investments, Inc.           100% ownership of CD Rocklin I, Inc.


(24)  CD Rocklin II, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Investments, Inc.           100% ownership of CD Rocklin II, Inc.

(25)  CD Rocklin III, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Investments, Inc.           100% ownership of CD Rocklin III, Inc.


(26)  CD Soda I, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation
                                          Investments, Inc.

Constellation Investments, Inc.           100% ownership of CD Soda I, Inc.

(27)  CD Soda II, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation
                                          Investments, Inc.

Constellation Investments, Inc.           100% ownership of CD Soda II, Inc.


(28)  CD Soda III, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Power, Inc.                 100% ownership of CD Soda III, Inc.

(29)  CD Stillwater-A, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation
                                          Investments, Inc.

Constellation Investments, Inc.           100% ownership of CD Stillwater-A,
                                          Inc.


(30)  CD Stillwater-B, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation
                                          Investments, Inc.

Constellation Investments, Inc.           100% ownership of CD Stillwater-B,
                                          Inc.

(31)  CD Stillwater-C, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation
                                          Investments, Inc.

Constellation Investments, Inc.           100% ownership of CD Stillwater-C,
                                          Inc.

(32)  CE Central Wayne Energy Recovery, Limited Partnership

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Power, Inc.                 100% ownership of CE Wayne I, Inc. and
                                          CE Wayne II, Inc.

CE Wayne I, Inc.                          1% general partner of CE Central Wayne
                                          Energy Recovery Limited Partnership

CE Wayne II, Inc.                         99% limited partner of CE Central
                                          Wayne Energy Recovery Limited
                                          Partnership

(33)  CE Colver I, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Power, Inc.                 100% ownership of CE Colver I, Inc.

(34)  CE Colver Limited Partnership

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Power, Inc.                 100% ownership of CE Colver II, Inc.
                                          and CE Colver III, Inc.

CE Colver II, Inc.                        99% limited partnership interest in CE
                                          Colver Limited Partnership

CE Colver III, Inc.                       1% general partnership interest in CE
                                          Colver Limited Partnership

(35)  CE Puna Limited Partnership

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Power, Inc.                 100% ownership of CE Puna I, Inc. and
                                          CE Puna II, Inc.

CE Puna I, Inc.                           50% general partnership interest in
                                          CE Puna Limited Partnership

CE Puna II, Inc.                          50% limited partnership interest in
                                          CE Puna Limited Partnership

(36)  CE Wayne I, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Power, Inc.                 100% ownership of CE Wayne I, Inc.

(37)  CII Woodpower I, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation
                                          Investments, Inc.


Constellation Investments, Inc.           100% ownership of CII Woodpower I,
                                          Inc.

(38)  CII Woodpower II, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation
                                          Investments, Inc.

Constellation Investments, Inc.           100% ownership of CII Woodpower II,
                                          Inc.

(39)  COSI Central Wayne, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation
                                          Operating Services, Inc.

Constellation Operating Services, Inc.    100% ownership of COSI Central Wayne,
                                          Inc.

(40)  COSI Puna, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Power, Inc.                 100% ownership of Constellation
                                          Operating Services, Inc.

Constellation Operating Services, Inc.    100% ownership of COSI Puna, Inc.

(41)  COSI Sunnyside, Inc.

System Company                            Description of Interest
--------------                            -----------------------

Constellation Energy Group, Inc.          100% ownership of Constellation
                                          Enterprises, Inc.

Constellation Enterprises, Inc.           100% ownership of Constellation
                                          Holdings, Inc.

Constellation Holdings, Inc.              100% ownership of Constellation Power,
                                          Inc.

Constellation Power, Inc.                 100% ownership of Constellation
                                          Operating Services, Inc.

Constellation Operating Services, Inc.    100% ownership of COSI Sunnyside, Inc.

(42)  Handsome Lake Energy, LLC

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of
                                            Constellation Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of
                                            Constellation Power, Inc.

Constellation Power, Inc.                   100% membership interest in
                                            Handsome Lake Energy, LLC

(43)  High Desert Power Project, LLC

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of Constellation
                                            Power, Inc.

Constellation Power, Inc.                   100% ownership of
                                            CP High Desert I, Inc. and
                                            CP High Desert II, Inc.

CP High Desert I, Inc.                      1% general partnership interest in
                                            CP High Desert Limited Partnership
                                            and 1% membership interest in High
                                            Desert Power Project, LLC

CP High Desert II, Inc.                     99% limited partnership interest in
                                            CP High Desert Limited Partnership

CP High Desert Limited Partnership          99% membership interest in High
                                            Desert Power Project, LLC

(44)  Big Sandy Peaker Plant, LLC

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of
                                            Constellation Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of
                                            Constellation Power, Inc.

Constellation Power, Inc.                   100% membership in
                                            Big Sandy Peaker Plant, LLC

(45)  Aques Investment Corporation II

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of
                                            Constellation Power, Inc.

Constellation Power, Inc.                   100% ownership of Aques Investment
                                            Corporation II

(46)  Constellation Operating Services

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of Constellation
                                            Power, Inc.

Constellation Power, Inc.                   100% ownership of Constellation
                                            Operating Services, Inc.

Constellation Operating Services, Inc.      100% ownership of COSI Ultra, Inc.
                                            and COSI Ultra II, Inc.

COSI Ultra I, Inc.                          50% partner of Constellation
                                            Operating Services

COSI Ultra II, Inc.                         50% partner of Constellation
                                            Operating Services

(47)  Holland Energy, LLC

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of Constellation
                                            Power, Inc.

Constellation Power, Inc.                   100% ownership of Holland Energy,
                                            LLC

(48)  Oleander Power Project, Limited Partnership

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of Constellation
                                            Power, Inc.

Constellation Power, Inc.                   100% ownership of CP Florida
                                            IInvestors, Inc., CP Oleander I,
                                            Inc. and CP Oleander II, Inc.

CP Florida Investors, Inc.                  1% partnership interest in CP
                                            Oleander, LP

CP Oleander II, Inc.                        99% partnership interest in CP
                                            Oleander, LP

CP Oleander, LP                             99% partnership interest in Oleander
                                            Power Project, LP

CP Oleander I, Inc.                         1% partnership interest in Oleander
                                            Power Project, LP

(49)  COSI A/C Power, Inc.

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of Constellation
                                            Power, Inc.

Constellation Power, Inc.                   100% ownership of Constellation
                                            Operating Services, Inc.

Constellation Operating Services, Inc.      100% ownership of COSI A/C Power,
                                            Inc.

(50)  Rio Nogales Power Project, L.P.

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of Constellation
                                            Power, Inc.

Constellation Power, Inc.                   100% ownership of Rio Nogales I,
                                            Inc. and Rio Nogales II, Inc.

Rio Nogales I, Inc.                         1% partnership interest in Rio
                                            Nogales Power Project, L.P.

Rio Nogales II, Inc.                        99% partnership interest in Rio
                                            Nogales Power Project, L.P.

(51)  Calvert Cliffs Nuclear Power Plant, Inc.

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Nuclear, LLC

Constellation Nuclear, LLC                  100% ownership of Calvert Cliffs
                                            Nuclear Power Plant, Inc.

(52)  Constellation Power Source Generation, Inc.

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of Constellation
                                            Power Source Holdings, Inc.

Constellation Power Source                  100% ownership of Constellation
Holdings, Inc.                              Power Source Generation, Inc.

(53)  COSI Carr Street, Inc.*

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

-----------------------------------
*  Interest sold to Orion Power Holdings, Inc. in April, 2000.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of Constellation
                                            Power, Inc.

Constellation Power, Inc.                   100% ownership of Constellation
                                            Operating Services, Inc.

Constellation Operating Service, Inc.       100% ownership of COSI Carr Street,
                                            Inc.

(54)  COSI Astoria, Inc.*

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

Constellation Holdings, Inc.                100% ownership of Constellation
                                            Power, Inc.

Constellation Power, Inc.                   100% ownership of Constellation
                                            Operating Services, Inc.

Constellation Operating Service, Inc.       100% ownership of COSI Astoria, Inc.

(55)  COSI Coldwater, Inc.*

System Company                              Description of Interest
--------------                              -----------------------

Constellation Energy Group, Inc.            100% ownership of Constellation
                                            Enterprises, Inc.

Constellation Enterprises, Inc.             100% ownership of Constellation
                                            Holdings, Inc.

-----------------------------------
*  Interest sold to Orion Power Holdings, Inc. in April, 2000.

Constellation Holdings, Inc.                100% ownership of Constellation
                                            Power, Inc.

Constellation Power, Inc.                   100% ownership of Constellation
                                            Operating Services, Inc.

Constellation Operating Service, Inc.       100% ownership of COSI Coldwater,
                                            Inc.

          (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                             See Attached Annex A

          (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period. (All figures are as of 12/31/00).

                             See Attached Annex B

          (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                             See Attached Annex C

                                   EXHIBIT A

          A consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

                             See Attached Annex D

                                   EXHIBIT B

          An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding-company system.

                           See response to Item 4(b)

         The above-named claimant has caused this Second Amended and Restated Form U-3A-2 to be duly executed on its behalf by its authorized officer on this 21st day of March, 2001.

                                                Constellation Energy Group, Inc.

                                                  By: David A. Brune
                                                      ------------------
                                                       David A. Brune
                                                       Vice President

Corporate Seal

Attest:

By: Thomas E. Ruszin, Jr.
    ------------------------
      Thomas E. Ruszin, Jr.
      Treasurer & Assistant Secretary

Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

                 David A. Brune, Vice President
                 Constellation Energy Group, Inc.
                 250 W. Pratt Street
                 Baltimore, MD 21201

                                    Annex A

       Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                    Annex B

       Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                    Annex C

       Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                    Annex D

       Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                       71